Exhibit 99.1 PRESS RELEASE

Ken Robinson Elected to Occidental Board of Directors
HOUSTON — February 22, 2023 — Occidental (NYSE:OXY) announced today that Ken Robinson, who currently serves on the Boards of Directors for Abercrombie & Fitch, Paylocity and Morgan Stanley U.S. Banks, and formerly served as Senior Vice President of Audit and Controls at Exelon Corporation, has been elected to its Board of Directors, effective as of February 16, 2023.

"Ken's impressive 40 plus-year career consists of senior leadership roles within global finance and accounting, enterprise risk, ethics, and compliance," said Jack Moore, Independent Chairman of the Board. "His experience of providing strategic and financial oversight to many companies brings immediate value to Oxy's shareholders."

Regarding his appointment to the Board, Mr. Robinson stated, “I'm pleased to be joining Oxy’s Board of Directors at a time when the company is leading the industry on addressing climate and developing its people, while focusing on improving its balance sheet to accelerate its return to investment grade.”

Mr. Robinson served as the Senior Vice President of Audit and Controls at Exelon Corporation from 2016 to 2020. Before Exelon, Mr. Robinson held several senior leadership positions at The Procter & Gamble Company, including Vice President, Global Diversity & Inclusion; Global Risk and Compliance Leader; Chief Audit Executive; and Vice President, Finance. Mr. Robinson also serves as a Trustee of the International Financial Reporting Standards Foundation. Mr. Robinson has a Bachelor of Science from Mississippi State University and a Master of Business Administration from the University of Memphis.

About Occidental
Occidental is an international energy company with assets primarily in the United States, the Middle East and North Africa. We are one of the largest oil producers in the U.S., including a leading producer in the Permian and DJ basins, and offshore Gulf of Mexico. Our midstream and marketing segment provides flow assurance and maximizes the value of our oil and gas. Our chemical subsidiary OxyChem manufactures the building blocks for life-enhancing products. Our Oxy Low Carbon Ventures subsidiary is advancing leading-edge technologies and business solutions that economically grow our business while reducing emissions. We are committed to using our global leadership in carbon management to advance a lower-carbon world. Visit oxy.com for more information.
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Contacts

Media	Investors
Eric Moses 713-497-2017 eric_ moses@oxy.com	Neil Backhouse 713-552-8811 investors@oxy.com